                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Microware Systems Corporation:

      We consent to the incorporation by reference in the registration statements (Nos. 333-11061, 333-67253 and 333-33622) on Form S-8 of Microware Systems Corporation of our report dated April 28, 2000, relating to the consolidated balance sheets of Microware Systems Corporation and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Annual Report on Form 10K of Microware Systems Corporation.


                                                                        KPMG LLP


Des Moines, Iowa
June 28, 2000